Exhibit 10.2
SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT is effective as of September 1, 2009 by and between David Marrs (“Executive”) and Regency GP LLC (the “Managing General Partner”), the managing general partner of the general partner of Regency Energy Partners LP (the “Partnership”).

WHEREAS, CDM Resource Management LLC (f/k/a ADJHR, LLC) (the “Company”) is an indirect wholly owned subsidiary of the Partnership; and

WHEREAS, the Managing General Partner has employed Executive to serve as its employee and to serve as Executive Vice President of the Company;

WHEREAS, the Managing General Partner and Executive entered into an Employment Agreement dated effective January 15, 2008 and an Amended and Restated Employment Agreement effective December 30, 2008 (as amended, the “Agreement”);

WHEREAS, the Managing General Partner has offered, and Executive has accepted,  promotion to Division President of its Contract Compression Operations and President of the Company; and

WHEREAS, the parties desire to amend the Agreement to reflect the changes to certain terms of Executive’s employment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Employment. The Managing General Partner hereby agrees to employ Executive to serve as its Division President of Contract Compression Operations  and to serve as President of the Company, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

2. Term. Subject to Section 3, the Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement.  The term of this Agreement (the “Term”) shall be the period commencing on the Effective Date and ending on the second anniversary of the Effective Date; provided, however, that commencing on such second anniversary date of the Effective Date, and on each anniversary of such date occurring thereafter, the Term automatically shall be extended for one additional year to the next anniversary of the Effective Date unless at least 365 days prior to the ensuing expiration date, the Company or Executive shall have given written notice to the other that it or he, as applicable, does not wish to extend this Agreement (a “Non-Renewal Notice”).  If the Term ends due to a non-renewal, Executive shall continue after such termination as an “at will employee.”  The period of employment of Executive by the Managing General Partner under this Agreement (the “Employment Period”) shall commence on September 1, 2009 (the “Commencement Date”) and shall continue through the second anniversary thereof.

3. Position and Duties. During the Employment Period, Executive shall serve as the Managing General Partner’s Division President and as President of the Company, and shall report to the Chief Executive Officer of the Company. Executive shall have those powers and duties with respect to the Company normally associated with the position of President, and such other powers and duties as may be assigned to him by the Board of Directors of the Managing General Partner (hereinafter referred to as “Board”); provided that, the Board shall assign him only such other powers and duties as are of a type, nature and dignity consistent with Executive’s position, and do not violate any applicable laws or regulations. Subject to the remaining provisions hereof, Executive shall devote his full working time, attention and energies to the performance of his duties for the Managing General Partner.  Executive may also manage personal investments and engage in civic or charitable activities so long as the same do not interfere with the performance of Executive’s responsibilities as an employee of the Managing General Partner in accordance with this Agreement. If, from time to time, the Company or an Affiliate of the Company desires that Executive render services to any such Affiliate outside the scope of the services described above, then (i) the Company shall first obtain authorization from the Chief Executive Officer (or, if there is no Chief Executive Officer, the Board) of the Managing General Partner and (ii) any additional compensation to Executive for providing those services must be reasonably acceptable to Executive.

4. Place of Performance.   The place of employment of Executive shall be at the Company’s principal executive offices in Houston, Texas, or at such other offices as the Board may designate; provided, that Executive shall not be required to relocate outside of the Greater Houston Metropolitan Area.   Executive acknowledges that he may be required to travel on Company business during the Employment Period.

5. Compensation and Related Matters.

(a) Base Salary. During the Employment Period, the Managing General Partner shall pay Executive a base salary at the rate of not less than $300,000 per year (“Base Salary”). Executive’s Base Salary shall be paid in accordance with the Managing General Partner’s customary payroll practices. The Compensation Committee of the Board shall annually review Executive’s Base Salary for increase (but not decrease), consistent with the compensation practices and guidelines of the Managing General Partner.  If Executive’s Base Salary is increased by the Managing General Partner, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

(b) Bonuses.  During each full or partial fiscal year of the Managing General Partner that occurs during the Employment Period, Executive shall be eligible for an annual performance bonus (the “Bonus”), to be awarded and determined at the sole discretion of the Board or its Compensation Committee, of up to 90% of Executive’s then current Base Salary. The Bonus, if any, may be payable in cash, equity, or some combination thereof, at the discretion of the Board or such Compensation Committee.   Any Bonus earned during a fiscal year shall be paid at such time as the Managing General Partner customarily pays annual bonuses; provided, that, Executive is still employed as of such date, but in no event later than the 90th day of the year following the fiscal year in which the Bonus is earned.

(c) Expenses.  During the Employment Period, the Managing General Partner shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Managing General Partner’s generally applied policies and procedures now in force which provide an objectively determinable nondiscretionary definition of the expenses eligible for reimbursement, or as such policies and procedures may be modified with respect to all executive officers of the Managing General Partner.  Notwithstanding any provision of this Agreement to the contrary, the amount of expenses for which Executive is eligible to receive reimbursement during any calendar year shall not affect the amount of expenses for which Executive is eligible to receive reimbursement during any other calendar year within the Employment Period.  In addition, any reimbursement of expenses provided for in this Agreement shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.  Executive is not permitted to receive a payment or other benefit in lieu of reimbursement under Section 5(c).

(d) Vacation.  During the Employment Period, Executive shall be entitled to the maximum amount of paid time off (including vacation, sick days and personal time) permitted to employees of the Managing General Partner in accordance with the Managing General Partner’s generally applied policy as it may be established from time to time (assuming more than ten years’ credited service by Executive.  In addition to vacation, Executive shall be entitled to the number of national holidays per year that other executive officers of the Managing General Partner with similar tenure are entitled under the Managing General Partner’s policies.

(e) Welfare, Pension and Incentive Benefit Plans and Perquisites.  During the Employment Period, Executive shall be entitled to participate, to the same extent and under the same conditions that are provided to other executives, in such employee benefit plans offered by the Managing General Partner, or that it may adopt from time to time for its executives, in accordance with the eligibility requirements for participation therein and the other terms and conditions thereof.

(f) Equity Awards.  During each fiscal year of the Company that occurs during the Employment Period, Executive shall be eligible to receive such equity awards as the Board, or its Compensation Committee, may, in its sole discretion, choose to award to him.  The parties acknowledge and agree that commensurate with the date of this Second Amended and Restated Employment Agreement, the Managing General Partner awarded Executive an initial grant of 22,000 units subject to the terms of the Long-Term Incentive Plan Grant of Time-Based Phantom Units with DERs and the Long-Term Incentive Plan Grant of Performance-Based Phantom Units with DERs (collectively the “2009 LTIPs”).

(g) Indemnification and Insurance.  Executive shall be entitled to insured status under the Managing General Partner’s Directors & Officers Liability Insurance to the same extent that its other executive officers are insureds. In addition, at or about the time of the execution of this Agreement, Executive and the Managing General Partner shall enter into an indemnification agreement in substantially the form entered into and in effect with the Managing General Partners’ executive officers.

6. Termination Procedure.

(a) Right and Notice of Termination.  Any party may terminate the employment relationship with or without cause or good reason.   Any termination during the Employment Period (other than termination by death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10.

(b) Date of Termination.  “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, or (ii) if Executive’s employment is terminated pursuant to notice, the date the Notice of Termination is provided to the other party, provided, that, if applicable, the Notice of Termination shall not be effective until any applicable cure period has expired and such event or events leading to such termination have not yet been cured.

(c) Consequences of Termination by Managing General Partner Without Cause or by Executive For Good Reason.  Should the employment relationship be terminated:   (i) by the Managing General Partner without Cause; or (ii) by Executive for Good Reason, then notwithstanding anything to the contrary in Section 7(c) of this Agreement, the term of the non-compete only agreed to by the Parties shall be limited to the one year period following termination of this Agreement, and, further, Executive, upon execution of a comprehensive release of all liabilities, claims, demands and causes of action arising from or related to Executive’s employment or its termination against the Managing General Partner, the Partnership, the Company and all their respective affiliates, officers, directors, employees, partners, investors, agents, attorneys, insurers, successors, predecessors and assigns, shall be entitled to:

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payment of accrued and unpaid Base Salary and unused vacation time accrued through the Date of Termination, to be paid in a lump sum, less all applicable withholdings, immediately upon Executive’s Date of Termination but in no event later than 74 days thereafter;

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payment of a lump sum amount equal to one year of Executive’s Base Salary, less all applicable withholdings, to be paid to Executive immediately upon Executive’s Date of Termination, but in no event later than 74 days thereafter;

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if the Board elects to pay a Bonus for the fiscal year in which the Date of Termination occurs pursuant to paragraph 5(b), payment of the Bonus for the fiscal year of termination, less all applicable withholdings, prorated on a per day basis from the first date of such fiscal year through the Date of Termination, based on a calendar year of 365 or 366 days, as the case may be, to be paid immediately following the end of the fiscal year for which such Bonus relates, but in no event later than 74 days thereafter;

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payment on a monthly basis for the continuation of group health insurance coverage, at the Managing General Partner’s expense, for Executive and his spouse and dependents under COBRA for the 18-month period following the Date of Termination, or until Executive and his spouse and dependents become eligible under another employer’s health insurance plan (whichever is sooner);

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reimbursement on a monthly basis for group health insurance coverage obtained by Executive, at the Managing General Partner’s expense, for Executive and his spouse and dependents in an amount not to exceed the monthly COBRA premiums required to maintain Executive’s group health insurance coverage for the 18-month period immediately following the expiration of Executive’s COBRA rights under the preceding sub-paragraph, or until Executive and his spouse and dependents become eligible under another employer’s health insurance plan (whichever is sooner);

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notwithstanding anything to the contrary in any equity grant, excluding Class C common units, based on time vesting under the Company’s Long-Term Incentive Plans or any successor to such plans (the “Company’s LTIPs”), accelerated vesting to the Date of Termination of all such outstanding equity awards; and

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notwithstanding anything to the contrary in any equity grant, excluding Class C common units, based on performance based vesting under the Company’s LTIPs, if and to the extent the Performance Goal (as defined in any such grant) is achieved for the Performance Period (as defined in any such grant), of a “pro rata portion” of the Vested Percentage (as defined in any such grant) that would have become vested had Executive’s employment continued through the end of the Performance Period will become vested on the last day of the Performance Period.  The “pro rata portion” shall be a fraction, the numerator of which is the number of days in the Performance Period that have lapsed as of the date of Executive’s termination, and the denominator of which is the total number of days in the Performance Period.

(d) Consequences of Termination by the Managing General Partner For Cause or by Executive Without Good Reason.  Should the employment relationship be terminated: (i) by the Managing General Partner for Cause or (ii) by Executive without Good Reason, then:

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Executive shall be entitled only to payment of accrued and unpaid Base Salary through the Date of Termination, to be paid in a lump sum immediately upon Executive’s Date of Termination, but in no event later than 74 days thereafter; and

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Executive shall automatically forfeit all deferred compensation, unused vacation time, unpaid Bonuses, unredeemed equity awards, and other compensation, whether vested or unvested (except for vested 401(k) and retirement benefits).

(e) Consequences of Termination by Death or by the Managing General Partner for Disability.  Should the employment relationship be terminated by Executive’s death or by the Managing General Partner for Executive’s disability as defined under the terms of the Company’s Long Term Disability Plan, then:

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Executive shall be entitled only to payment of accrued and unpaid Base Salary through the Date of Termination, to be paid in a lump sum immediately upon Executive’s Date of Termination, but in no event later than 74 days thereafter;

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notwithstanding anything to the contrary in any equity grant, excluding Class C common units, based on time vesting under the Company’s LTIPs, accelerated vesting to the Date of Termination of all such outstanding equity awards; and

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notwithstanding anything to the contrary in any equity grant, excluding Class C common units, based on performance based vesting under the Company’s LTIPs, if and to the extent the Performance Goal (as defined in any such grant) is achieved for the Performance Period (as defined in any such grant), of a “pro rata portion” of the Vested Percentage (as defined in any such grant) that would have become vested had Executive’s employment continued through the end of the Performance Period will become vested on the last day of the Performance Period.  The “pro rata portion” shall be a fraction, the numerator of which is the number of days in the Performance Period that have lapsed as of the date of Executive’s termination, and the denominator of which is the total number of days in the Performance Period.

(f) Consequences of Termination by Expiration of the Term.  Should the employment relationship be terminated by expiration of the original Term of this Agreement, or by non-renewal of any Term of this Agreement, then:

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Executive shall be entitled only to payment of accrued and unpaid Base Salary through the Date of Termination, to be paid in a lump sum immediately upon Executive’s Date of Termination, but in no event later than 74 days thereafter;

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notwithstanding anything to the contrary in any equity grant, excluding Class C common units, based on time vesting under the Company’s LTIPs, accelerated vesting to the Date of Termination of all such outstanding equity awards; and

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notwithstanding anything to the contrary in any equity grant, excluding Class C common units, based on performance based vesting under the Company’s LTIPs, if and to the extent the Performance Goal (as defined in any such grant) is achieved for the Performance Period (as defined in any such grant), of a “pro rata portion” of the Vested Percentage (as defined in any such grant) that would have become vested had Executive’s employment continued through the end of the Performance Period will become vested on the last day of the Performance Period.  The “pro rata portion” shall be a fraction, the numerator of which is the number of days in the Performance Period that have lapsed as of the date of Executive’s termination, and the denominator of which is the total number of days in the Performance Period.

(g) Definition of Cause For Termination.  The Managing General Partner shall have “Cause” for termination of the employment relationship with Executive only upon any of the following to occur:

•	Executive’s conviction of, or a plea of nolo contendere to, a crime that constitutes a felony;

•	Executive’s breach of his confidentiality or non-compete obligations under paragraph (b) or (c) of Section 7;

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Executive’s breach of his fiduciary duty of loyalty, due care or good faith, as such terms are understood and applied to officers of business entities under Delaware law, to the Company or to the Managing General Partner;

•	Executive’s willful or gross neglect of his duties (as reasonably directed in writing by the Managing General Partner);

•	Executive’s commission of a material act of fraud or willful misconduct with respect to the performance of his duties (as reasonably directed in writing by the Managing General Partner);

•	Executive’s misappropriation of funds or property of the Partnership;

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Executive’s knowing engagement, without the express written consent of the Managing General Partner, in any activity that competes with or is materially injurious to the business or reputation of the Partnership; or

•	Executive’s material breach of the material terms of this Agreement.

(h) Definition of Good Reason For Termination.  Executive shall have “Good Reason” for termination of the employment relationship with the Managing General Partner upon any of the following to occur:

•	So long as Executive is able to perform his duties specified under Section 3 hereof, a material change in Executive’s position or duties that is not agreed to in writing by Executive; or

•	The Managing General Partner’s failure to cure a material breach by the Managing General Partner of the terms of this Agreement;

provided that, with respect to any of the above conditions, (i) Executive has provided the Managing General Partner written notice of the existence of such condition, which notice must be given within 90 days of the Executive’s notice of such condition, and (ii) the Managing General Partner has 30 days after the giving of such notice to remedy such condition.

7. Restrictive Covenants.

(a) Acknowledgments.  Executive acknowledges that: (i) as a result of Executive’s employment by the Managing General Partner and by the Company’s predecessor, Executive has obtained and will obtain Confidential Information (as defined below); (ii) the Confidential Information has been developed and created by the Company and the Regency Affiliates at substantial expense, and the Confidential Information constitutes valuable proprietary assets; (iii) the Company and the Regency Affiliates may suffer substantial damage and irreparable harm that will be difficult to compute if, during the Employment Period and thereafter, Executive should enter a Competitive Business (as defined herein) in violation of the provisions of this Agreement; (iv) the nature of the Company’s and the Regency Affiliates’ business is such that it could be conducted any where in the world and that it is not limited to a geographic scope or region; (v) the Company and the Regency Affiliates may suffer substantial damage that will be difficult to compute if, during the Employment Period or thereafter, Executive should solicit or interfere with the Company’s or any Regency Affiliate’s employees, clients or customers or should divulge Confidential Information relating to the business of the Company or any such Regency Affiliates; (vi) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company and the Regency Affiliates; (vii) in granting the benefits to Executive under this Agreement, the Managing General Partner is relying on Executive’s agreement to be bound by the terms hereof; and (viii) the provisions of this Agreement will not preclude Executive from other gainful employment. “Competitive Business” as used in this Agreement shall mean any business that competes, directly or indirectly, with the business of the Company, the Partnership and its other Subsidiaries as conducted on the date of this Agreement. “Confidential Information” as used in this Agreement shall mean any and all confidential and/or proprietary knowledge, data, or information of the Partnership and its Subsidiaries, including, without limitation, any: (A) trade secrets, drawings, inventions, methodologies, mask works, ideas, processes, formulas, source and object codes, data, programs, software source documents, works of authorship, know-how, improvements, discoveries, developments, designs and techniques, and all other work product of the Partnership or any of its Subsidiaries, whether or not patentable or registrable under trademark, copyright, patent or similar laws; (B) information regarding plans for research, development, new service offerings and/or products, marketing, advertising and selling, distribution, business plans, business forecasts, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers or distribution arrangements; (C) any information regarding the compensation of employees, suppliers, agents, and/or independent contractors of the Partnership or any of its Subsidiaries; (D) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Partnership or any of its Subsidiaries; or (E) any other information, data or the like that is labeled confidential or orally disclosed to Executive as confidential. As defined herein, Confidential Information shall not include information that (i) is in or becomes released into the public domain other than as a result of Executive’s breach of any of obligations hereunder, (ii) is required to be publicly disclosed pursuant to any applicable state, federal or other laws, including securities laws, or (iii) becomes available to Executive on a non-confidential basis from a source other than the Company, the Partnership or another Subsidiary thereof, so long as such source is not known by Executive (after reasonable inquiry) to be subject to another confidentiality agreement with the Company, the Partnership or such other Subsidiary. “Subsidiary” as used in this Agreement shall mean, with respect to any Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or Controls at least 50% of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person is a general partner or managing partner. “Affiliate” as used in this Agreement shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first mentioned Person. “Regency Affiliates” means, collectively, the Partnership and all Subsidiaries thereof other than the Company. “Person” as used in this Agreement shall mean any individual, corporation, partnership, limited liability company, association, trust, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended). “Control”, and its derivative expressions, as used in this Agreement shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b) Confidentiality.  In consideration of the benefits provided for in this Agreement, Executive agrees that he will not, at any time, either during the Employment Period or thereafter, divulge, publish or in any other manner disclose, directly or indirectly, to any Person any, and agrees to keep in the strictest confidence all, Confidential Information, except (i) as may be necessary to the performance of Executive’s duties hereunder, (ii) with the Managing General Partner’s express written consent, or (iii) where required to be disclosed by court order, subpoena or other government process and, in such event, Executive shall reasonably cooperate with the Managing General Partner to the extent he may lawfully do so in attempting to keep such information confidential. Upon termination, Executive agrees to promptly deliver to the Managing General Partner the originals and all copies, in whatever medium, of all such Confidential Information.

(c) Non-Compete.  In consideration of the benefits provided for in this Agreement, and to protect the Confidential Information provided to him, Executive covenants and agrees that during his employment and for a period of three years following the termination of his employment for whatever reason (the “Restricted Period”), he will not, in those geographic areas in which the Partnership or any of its Subsidiaries actively conduct business as of the date of this Agreement or within the preceding six months, for himself, or in conjunction with any other Person (whether as a shareholder, partner, member, principal, agent, lender, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly, be employed by, provide services to, in any way be connected, associated or have any interest in, or give advice or consultation to (in each case whether for pay or otherwise) any Competitive Business without the Managing General Partner’s prior written consent except for any investment by Executive in the publicly traded securities of any business entity constituting less than one percent (1%) of the securities of such class outstanding at the time any such determination is made.  Should Executive be determined by a final, non-appealable judgment of a court of competent jurisdiction to have breached the foregoing non-compete obligation, the Restricted Period shall be extended for the term of the breach as found by such court.

(d) Non-Solicitation of Employees.  In consideration of the benefits provided for in this Agreement, Executive covenants and agrees that during the Restricted Period, he will not, for himself or any other Person, directly or indirectly (i) solicit or employ, or have or cause any other Person to solicit or employ, any individual who is employed by the Partnership or any of its Subsidiaries at the Date of Termination or (ii) request, cause or encourage any employee of the Managing General Partner, the Partnership or any of its Subsidiaries to breach or threaten to breach any terms of said employee’s agreements with the Partnership or any of its Subsidiaries or to terminate his or her employment with the Managing General Partner, the Partnership or any of its Subsidiaries.  Should Executive be determined by a final, non-appealable judgment of a court of competent jurisdiction to have breached the foregoing non-solicitation obligation, the Restricted Period shall be extended for the term of the breach as found by such court.

(e) Non-Solicitation of Clients, Customers and Contact Sources. In consideration of the benefits provided for in this Agreement, and to protect the Confidential Information provided to him, Executive covenants and agrees that during the Restricted Period, he will not, for himself or any other Person, directly or indirectly: (i) solicit or accept any business of the type engaged in by the Company, the Partnership or any of its other Subsidiaries, from any person or entity who, at the time of, or at the time during the 12 months preceding, the Date of Termination, was an existing customer, client or contact source of the Partnership or any of its Subsidiaries; or (ii) cause any of such clients, customers or contact sources of the Partnership or any of its Subsidiaries to cancel or terminate any business relationship with the Partnership or any of its Subsidiaries involving services or activities that were directly or indirectly the responsibility of Executive during his employment; except in any such case on behalf of the Company, the Partnership or another Subsidiary in carrying out Executive’s duties hereunder.

(f) Enforcement.  If Executive commits a breach, or overtly threatens to commit a breach, of any of the provisions of this Section 7, the Managing General Partner and the Company shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Managing General Partner and the Company are of a special, unique and extraordinary character and that any such breach or threatened breach may cause irreparable injury to the Partnership and its Subsidiaries and that money damages may not provide an adequate remedy to the Managing General Partner or the Company. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Managing General Partner or the Company at law or in equity in connection with any such breach.  Accordingly, Executive consents to the issuance of an injunction, whether preliminary or permanent, consistent with the terms of this Agreement.

(g) Blue Pencil.  If, at any time, the provisions of this Section 7 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Executive and the Managing General Partner agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(h) EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS SECTION 7 AND HAS HAD THE OPPORTUNITY TO REVIEW ITS PROVISIONS WITH ANY ADVISORS AS HE CONSIDERED NECESSARY AND THAT EXECUTIVE UNDERSTANDS THIS AGREEMENT’S CONTENTS AND SIGNIFIES SUCH UNDERSTANDING AND AGREEMENT BY SIGNING BELOW.

8. Resolution of Differences Over Breaches of Agreement.  The parties shall use their good faith efforts to resolve any controversy or claim arising out of, or relating to, this Agreement or the breach thereof, first in accordance with the Managing General Partner’s internal review procedures, including prior to any determination of Cause or Good Reason, except that this requirement shall not apply to any claim or dispute under or relating to Section 7 of this Agreement.

9. Successors; Binding Agreement.  The rights and benefits of Executive hereunder shall not be assignable, whether by voluntary or involuntary assignment or transfer by Executive, except that payments and benefits payable to Executive hereunder shall inure to the benefit of his estate, spouse and beneficiaries, as applicable. This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Managing General Partner, and the estate, heirs, executors, administrators, beneficiaries and permitted assigns of Executive, and shall be assignable in whole (but not in part) by the Managing General Partner to any entity acquiring, directly or indirectly, the Company or substantially all of the assets of the Company, whether by merger, consolidation, sale of assets or similar transactions, without, however, relieving the Managing General Partner of its obligations hereunder (including those after the date of assignment).

10. Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given on the date personally delivered or three business days following the date deposited in the United States   mail (certified or registered, return receipt requested, postage prepaid), addressed, in case of Executive, to the last address on file with the Company and, if to the Managing General Partner, to its executive offices or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11. Delay in Payment.  Notwithstanding the timing requirements set forth above, in the event that Executive is a “specified employee” at the time of his “separation from service” according to the meaning of such terms in Treasury Regulation § 1.409A-1(i), any payment due to Executive pursuant to this Agreement that is required to be delayed for a six month period in accordance with the restrictions of section 409A of the Code and the regulations promulgated thereto, shall be paid instead to Executive on the first day of the seventh month following Executive’s Date of Termination.

12. Governing Law; Venue; Severability.  This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of the State of Texas without regard to principles of conflicts of laws. Each party (i) consents to submit itself and himself to the personal jurisdiction of any federal or state court located in Houston, Texas if any dispute arises out of this Agreement or any of the transactions contemplated herein, (ii) agrees that it or he will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it or he will not bring any action relating to this Agreement or any of the transactions contemplated herein in any court other than any federal or state court sitting in Houston, Texas. Except as otherwise provided herein, if any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

13. Amendment.  No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Managing General Partner, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14. Survival.  The respective obligations of, and benefits afforded to, Executive and Managing General Partner and the Company as provided in Section 7 of this Agreement shall survive the termination of this Agreement, together with any other provisions hereof which by their nature contemplate survival.

15. Mutual Non-Disparagement Obligation.  Executive agrees that he shall not, during the employment relationship and for a period of three years after the Date of Termination, make any disparaging remarks concerning the Company, the Managing General Partner, the Partnership or any of its Subsidiaries. The Managing General Partner agrees that it shall not, and it shall not cause or permit the Company, the Partnership or any of the Partnership’s other Subsidiaries to, during the employment relationship and for a period of three years after the Date of Termination, make any disparaging remarks concerning Executive.

16. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

17. Entire Agreement.  This Second Amended and Restated Employment Agreement and the 2009 LTIPs set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, in respect of such subject matter. Any prior agreement of the parties hereto in respect  of the subject matter contained herein is hereby terminated and canceled as of the date hereof.

18. Section Headings.  The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

19. Withholding.  All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

20. Representation.  Executive represents and warrants to the Managing General Partner, and Executive acknowledges that the Managing General Partner has relied on such representations and warranties in employing Executive to serve as Executive Vice President of the Company, that neither Executive’s duties as an employee of the Managing General Partner nor his performance of this Agreement will breach any other agreement to which Executive is a party, including, without limitation, any agreement limiting the use or disclosure of any information acquired by Executive prior to his employment by the Managing General Partner. In addition, Executive represents and warrants and acknowledges that the Managing General Partner has relied on such representations and warranties in employing Executive, and that he has not entered into, and will not enter into, any agreement, either oral or written, in conflict herewith.

21. Mitigation.  Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

REGENCY GP, LLC

By:               /s/ Byron R. Kelley
Name:          Byron R. Kelley
Title:            President, Chief Executive Officer and Chairman

EXECUTIVE

/s/ David Marrs
David Marrs